Exhibit 99.1
ViewRay Announces Fourth Quarter and Full Year 2022 Results
DENVER, February 27, 2023 — ViewRay, Inc. (Nasdaq: VRAY) (the "Company") today announced financial results for the fourth quarter and full fiscal year ended December 31, 2022.
Full Year 2022 Highlights
•Total revenue of $102.2 million primarily from 16 revenue units including one upgrade, compared to 2021 revenue of approximately $70.1 million, primarily from ten revenue units.
•Received a total of 32 orders for the twelve months ended December 31, 2022, totaling $191.0 million, compared to 28 total orders totaling $158.9 million in 2021.
•Total backlog increased to approximately $380.2 million as of December 31, 2022, compared to approximately $313.4 million as of December 31, 2021.
•Cash and cash equivalents was approximately $142.5 million as of December 31, 2022. Cash usage in 2022 was $91.2 million excluding the term loan net proceeds from the November debt restructuring.
Fourth Quarter 2022 Highlights
•Total revenue for the fourth quarter 2022 was approximately $34.7 million, primarily from five revenue units, compared to approximately $20.4 million, primarily from three revenue units, in the fourth quarter of 2021.
•Received nine new orders for MRIdian systems totaling approximately $56.4 million, compared to seven new orders totaling approximately $40.7 million in the fourth quarter of 2021.
“Our innovation and clinical pipelines, along with increased market awareness efforts, are driving therapy adoption," said Scott Drake, President and CEO. "Over 29,000 patients have been treated to date, it’s clear that when patients know highly-effective, short-course, virtually side-effect-free therapy is available, they will demand it and travel for it. We focus on our mission of “Treating and proving what others can’t” which position us to drive revenue growth, gross margin expansion, and expense leverage again in 2023."
Financial Results
Total revenue for the three months ended December 31, 2022 was $34.7 million compared to $20.4 million for the same period last year. Total revenue for the full year 2022 was $102.2 million compared to $70.1 million for the full year 2021.
Total cost of revenue for the three months ended December 31, 2022 was $30.3 million compared to $20.6 million for the same period last year. Total cost of revenue was $92.2 million for the full year 2022 compared to $69.8 million for the full year 2021.
Total gross profit for the three months ended December 31, 2022 was $4.4 million, compared to a gross loss of $0.2 million for the same period last year. Total gross profit for the full year 2022 was $10.0 million compared to gross profit of $0.3 million for the full year 2021.
Total operating expenses for the three months ended December 31, 2022 were $30.4 million, compared to $29.0 million for the same period last year. Total operating expenses for the full year 2022 were $117.2 million compared to $104.0 million for the full year 2021.
Net loss for the three months ended December 31, 2022 was $27.8 million, or $(0.15) per share, compared to $27.1 million, or $(0.16) per share, for the same period last year. Net loss for the full year 2022 was $107.3 million, or $(0.59) per share, compared to $110.0 million, or $(0.67) per share, for the full year 2021.

Non-GAAP adjusted EBITDA for the three months ended December 31, 2022 was a loss of $18.4 million, compared to a loss of $24.1 million for the same period last year. Non-GAAP adjusted EBITDA for the full year 2022 was a loss of $78.2 million compared to a loss of $73.7 million for the full year 2021. We define adjusted EBITDA as EBITDA (defined as net income before net interest expense, depreciation, and amortization), adjusted for impairment of assets, non-cash equity-based compensation, non-cash changes in warrant liability valuations, and non-recurring costs. Refer to the schedule below for a reconciliation of GAAP net loss (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA.
ViewRay had total cash and cash equivalents of $142.5 million at December 31, 2022.
Financial Guidance
For the full year 2023, ViewRay anticipates total revenue will increase 25% to 40% and Adjusted EBITDA to be in the range of $(70 million) to $(80 million). Our definition of adjusted EBITDA is set forth above. Refer to the schedule below for a reconciliation of GAAP net loss (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA.
Conference Call and Webcast
ViewRay will hold a conference call to discuss results on Monday, February 27, 2023 at 4:30 p.m. ET / 1:30 p.m. PT. The dial-in number is (888) 396-8049 and the confirmation number is 47314692. A live webcast of the conference call will be available on the investor relations page of ViewRay's corporate website at https://investors.viewray.com/events-and-webinars.
After the live webcast, a replay will remain available online on the investor relations page of ViewRay's website, under "Financial Events and Webinars", for 14 days following the call.
Use of Non-GAAP Financial Measures
ViewRay reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”) and the rules of the SEC. To supplement its financial statements prepared and presented in accordance with GAAP, ViewRay uses adjusted EBITDA as a non-GAAP financial measure.
ViewRay has supplemented its GAAP net loss with a non-GAAP measure of adjusted EBITDA. We define adjusted EBITDA as EBITDA (defined as net income before net interest expense, depreciation, and amortization), adjusted for impairment of assets, non-cash equity-based compensation, non-cash changes in warrant liability valuations, and non-recurring costs.
Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the company and facilitates a meaningful comparison of results for current periods with previous operating results. Management uses adjusted EBITDA for both strategic and annual operating planning.
Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA:
•does not reflect any charges for the assets being depreciated and amortized that may need to be replaced in the future;
•does not reflect the significant interest expense or the cash requirements necessary to service interest or, if any, principal payments on our debt;
•does not reflect the impact of write-downs of long-lived assets;
•does not reflect the impact of share-based compensation upon our results of operations;
•does not reflect the impact of changes in fair value of our warrant liabilities; and
•does not include certain expenses that are non-recurring, infrequent and unusual in nature.

A reconciliation of GAAP net loss (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA is provided in the schedules below.
About ViewRay®
ViewRay, Inc. (Nasdaq: VRAY), designs, manufactures, and markets the MRIdian® MR-Guided Radiation Therapy System. MRIdian is built upon a proprietary high-definition MR imaging system designed from the ground up to address the unique challenges and clinical workflow for advanced radiation oncology. Unlike MR systems used in diagnostic radiology, MRIdian's high-definition MR was purpose-built to address specific challenges, including beam distortion, skin toxicity, and other concerns that potentially may arise when high magnetic fields interact with radiation beams. ViewRay and MRIdian are registered trademarks of ViewRay, Inc.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Private Securities Litigation Reform Act. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, ViewRay's financial guidance for the full year 2023, anticipated future orders, anticipated future operating and financial performance, treatment results, therapy adoption, innovation, and the performance of the MRIdian systems. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to commercialize the MRIdian Linac System, demand for ViewRay's products, the ability to convert backlog into revenue and cash collections, the timing of delivery of ViewRay's products, the timing, length, and severity of the COVID-19 pandemic, including its impacts across our businesses on demand, our operations and global supply chains, disruptions in the supply or changes in costs of raw materials, labor, product components or transportation services, including as a result of inflation, the results and other uncertainties associated with clinical trials, the ability to raise the additional funding needed to continue to pursue ViewRay's business and product development plans, the inherent uncertainties associated with developing new products or technologies, competition in the industry in which ViewRay operates, and overall market conditions. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to ViewRay's business in general, see ViewRay's current and future reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and its Quarterly Reports on Form 10-Q, as updated periodically with the Company's other filings with the SEC. These forward-looking statements are made as of the date of this press release, and ViewRay assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

VIEWRAY, INC.
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue:
Product	$28,577	$15,443	$79,325	$51,865
Service	5,958	4,825	22,368	17,779
Distribution rights	157	119	513	475
Total revenue	34,692	20,387	102,206	70,119
Cost of revenue:
Product	24,480	16,208	71,238	51,780
Service	5,805	4,388	20,923	18,004
Total cost of revenue	30,285	20,596	92,161	69,784
Gross profit (loss)	4,407	(209)	10,045	335
Operating expenses:
Research and development	8,050	9,066	32,431	31,849
Selling and marketing	8,725	5,848	30,488	16,044
General and administrative	13,579	14,075	52,437	56,091
Impairment charges	—	—	1,816	—
Total operating expenses	30,354	28,989	117,172	103,984
Loss from operations	(25,947)	(29,198)	(107,127)	(103,649)
Interest income	1,058	4	1,686	13
Interest expense	(2,292)	(1,062)	(5,057)	(4,241)
Other income (expense), net	(635)	3,188	3,168	(2,171)
Loss before provision for income taxes	$(27,816)	$(27,068)	$(107,330)	$(110,048)
Provision for income taxes	—	—	—	—
Net loss attributable to common stockholders, basic and diluted	$(27,816)	$(27,068)	$(107,330)	$(110,048)
Net loss per share, basic and diluted	$(0.15)	$(0.16)	$(0.59)	$(0.67)
Weighted-average common shares used to compute net loss per share attributable to common stockholders, basic and diluted	181,357,469	171,221,797	180,697,230	164,521,064

Gross orders	$56,400	$40,700	$191,015	$158,850
Backlog	$380,240	$313,354	$380,240	$313,354

VIEWRAY, INC.
Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share data)

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$135,960	$218,348
Accounts receivable, net	41,383	21,659
Inventory, net of allowance of $1,522 and $3,071, respectively	31,303	29,617
Deposits on purchased inventory	7,484	4,778
Deferred cost of revenue	6,715	3,342
Prepaid expenses and other current assets	5,509	5,803
Total current assets	228,354	283,547
Property and equipment, net	19,641	20,242
Restricted cash	6,535	1,460
Intangible assets, net	38	44
Right-of-use assets	5,945	9,661
Other assets	10,884	6,853
TOTAL ASSETS	$271,397	$321,807
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,300	$9,199
Accrued liabilities	24,682	26,555
Customer deposits	16,006	20,784
Operating lease liability, current	2,860	2,561
Current portion of long-term debt	—	3,222
Deferred revenue, current portion	24,734	13,920
Total current liabilities	96,582	76,241
Deferred revenue, net of current portion	3,069	4,232
Long-term debt	73,339	54,031
Credit revolver	5,000	—
Warrant liability	4,178	6,795
Operating lease liability, noncurrent	5,205	8,066
Other long-term liabilities	1,782	2,647
TOTAL LIABILITIES	$189,155	$152,012

Stockholders’ equity:
Preferred stock, par value $0.01 per share; 10,000,000 shares authorized at December 31, 2022 and 2021; no shares issued and outstanding at December 31, 2022 and 2021	—	—
Common stock, par value of $0.01 per share; 300,000,000 shares authorized at December 31, 2022 and 2021; 181,586,944 and 179,206,456 shares issued and outstanding at December 31, 2022 and 2021	1,806	1,782
Additional paid-in capital	924,898	905,145
Accumulated deficit	(844,462)	(737,132)
TOTAL STOCKHOLDERS’ EQUITY	82,242	169,795
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$271,397	$321,807

VIEWRAY, INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
GAAP net loss	$(27,816)	$(27,068)	$(107,330)	$(110,048)
Depreciation and amortization	1,144	965	4,922	5,984
Stock-based compensation	5,940	4,286	21,608	23,871
Interest expense	2,292	1,062	5,057	4,241
Interest income	(1,058)	(4)	(1,686)	(13)
Loss (gain) on fair value of warrants (a)	1,055	(3,293)	(2,617)	2,284
Impairment (b)	—	—	1,816	—
Adjusted EBITDA	(18,443)	(24,052)	(78,230)	(73,681)

_________________
(a) consists of non-cash gain/losses on our outstanding warrants.
(b) consists of a one-time non-cash impairment charge on the right-of-use assets and related furniture and fixtures of one of our Mountain View, California office space locations.

VIEWRAY, INC.
Forward-Looking Guidance
Reconciliation of Projected Net Loss to Projected Adjusted EBITDA
(Unaudited)
(In thousands, except share and per share data)

	Twelve Months Ended December 31, 2023
	From	To
GAAP net loss	$(101,000)	$(111,000)
Depreciation and amortization (a)	4,500	4,500
Stock-based compensation	20,000	20,000
Interest expense	10,500	10,500
Interest income	(3,000)	(3,000)
Loss (gain) on fair value of warrants (b)	(1,000)	(1,000)
Adjusted EBITDA	(70,000)	(80,000)

_________________
(a) consists of depreciation, primarily on property and equipment as well as amortization of intangibles.
(b) consists of non-cash gain/losses on our outstanding warrants.

Contact:
Investor Relations:
Matt Harrison
Investor Relations
ViewRay, Inc.
1-844-MRIdian (674-3426)
Email: investors@viewray.com

Media Enquiries:
Samantha Pfeil
Marketing Communications
ViewRay, Inc.
Email: media@viewray.com